Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE, dated as of January 25, 2021, by and among Cisco Systems, Inc., a California Corporation (the “Company”), Cisco Systems (DE), Inc., a Delaware corporation (the “Successor Company”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
WHEREAS, the Company has duly issued its 5.90% Senior Notes due 2039 (the “Notes”), in the aggregate principal amount of $2,000,000,000 pursuant to an Indenture dated as of February 17, 2009 (the “Indenture”), between the Company and the Trustee; and
WHEREAS, the Notes are outstanding on the date hereof; and
WHEREAS, as permitted by the terms of the Indenture, the Company, immediately prior to the effectiveness of this First Supplemental Indenture, shall merge (the “Merger”) with and into the Successor Company with the Successor Company as the surviving corporation. The parties hereto are entering into this First Supplemental Indenture pursuant to, and in accordance with, Articles IV and X of the Indenture.
NOW, THEREFORE, the parties hereto agree as follows:
SECTION 1. DEFINITIONS.
Capitalized terms not defined herein shall have the meaning given to such terms in the Indenture.
SECTION 2. ASSUMPTION OF OBLIGATIONS.
(a) The Successor Company hereby expressly assumes the Company’s obligations with respect to the Notes and under the Indenture.

(b)Pursuant to, and in compliance and accordance with, the Indenture, the Successor Company succeeds to and is substituted for the Company, with the same effect as if the Successor Company had originally been named in the Indenture as the Original Issuer, and may exercise every right and power of the Company under the Indenture.

SECTION 3. MISCELLANEOUS.
Section 3.1 New York Law to Govern. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 3.2 Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
Section 3.3 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
Section 3.4. Confirmations; Effectiveness. As amended by this First Supplemental Indenture, the Indenture and the Notes are ratified and confirmed in all respects, and the Indenture as so amended shall be read, taken and construed as one and the same instrument. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
Section 3.5 Trust Indenture Act. If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision included in this Supplemental Indenture or in the Indenture, which is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended (the “TIA”), such required provision of the TIA shall control.
Section 3.6 Separability Clause. In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 3.7 Trustee. The parties hereto agree that the Trustee is not responsible for the validity or sufficiency of this First Supplemental Indenture nor for the recitals herein.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

CISCO SYSTEMS, INC., a California corporation

By:	/s/ Roger Biscay
Name: Roger Biscay
Title: Senior Vice President and Treasurer

CISCO SYSTEMS (DE), INC., a Delaware corporation

By:	/s/ Evan Sloves
Name: Evan Sloves
Title: President and Secretary

First Supplemental Indenture

THE BANK OF NEW YORK MELLON TRUST
COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President
First Supplemental Indenture